THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTE.

$250,000.00	Issuance Date: March 5, 2018

BARFRESH FOOD GROUP INC.

Promissory Note

No. C-01

FOR VALUE RECEIVED, Barfresh Food Group, Inc., a Delaware corporation (“Company”), promises to pay to the order of Ibex Microcap Fund LLLP (“Holder”), or its permitted assigns, in lawful money of the United States of America the principal sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 12.0% per annum (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days (collectively, together with the Other Fees (as defined below), the “Obligations”). To the extent this Note has not been repaid, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) six (6) months after the issuance date (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. This Note is one of a series of Promissory Notes (herein called the “Series-C Notes”) issued by the Company to investors with identical terms and on the same form as set forth herein (except that the holder, principal amount and date of issuance may differ in each note).

1. Interest. Unless provided otherwise hereunder, interest will accrue from the Issuance Date of this Note on the unpaid principal amount at the Interest Rate, until all Obligations under this Note are paid in full. If an Event of Default (as defined below) shall have occurred and be continuing, then the Interest Rate shall be increased to a rate of twenty percent (20%) per annum commencing on the date on which the applicable Event of Default shall have occurred until such Event of Default shall have been cured or waived in accordance with the terms of this Note. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by Holder as a payment of principal.

2. Payments. All payments hereunder shall be made in lawful money of the United States of America at such place or to such account as Holder may from time to time designate in writing to the Company, without set-off of any kind. Payments will be credited first to Other Fees, then to accrued but unpaid interest and the remainder applied to principal. The Company agrees it will offer all pre-payments on this Note on a pro rata basis with its pre-payments on the other Series-C Notes so that the pre-payment on each Series-C Note is the same percentage of the total payments made on all Series-C Notes as the indebtedness under each Series-C Note is of the total indebtedness under all Series-C Notes. In the event the Holder of this Note receives a payment in excess of its pro rata share, the Holder agrees that the excess will be paid to the holders of the other Series-C Notes, except to the extent the offer was rejected or waived by the holder receiving a lesser amount than its pro rata share.

3. Events of Default. If any of the events specified in this Paragraph 3 shall occur (herein individually referred to as an “Event of Default”), the Holder may, so long as such condition exists, declare all Obligations hereunder immediately due and payable, by notice in writing to the Company:

(a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable;

(b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(c) If, within 60 days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) A material breach by the Company of any of its representations or covenants contained herein; or

(e) Any declared default of the Company under any other material indebtedness that gives the holder thereof the right to accelerate such other indebtedness.

4. Subordination.

(a) This Note is a general unsecured obligation of the Company.

(b) This Note is subordinated in right of payment to all current and future asset backed loan indebtedness of the Company for borrowed money (whether or not such indebtedness is secured) to commercial banks regularly engaged in the business of lending money and the Series CN Convertible Note to be issued by the Company (the “Senior Debt”). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt (the “Senior Creditors”) to the Company that an event of default, or any event which with the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a “Default Notice”), the Company will not make, and the Holder will not receive or retain, any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors or until the Senior Debt is paid in full).

5. Transfer; Successors and Assigns. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided, however, that the Company may not assign its obligations under this Note without the prior written consent of the Holder; provided, further, that Holder may assign its rights under this Note upon written notice to the Company. This Note may not be offered for sale, sold, transferred or assigned in the absence of an effective registration statement for the Note under the Securities Act of 1933, as amended (“1933 Act”), or an exemption therefrom, including pursuant to Rule 144 or Rule 144A under the 1933 Act. Notwithstanding the foregoing, this Note may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by this Note. In addition, this Note may not be transferred unless the transferee enters into a written agreement in form and substance reasonably acceptable to the Company pursuant to which the transferee agrees to be bound by all of the provisions of this Note. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. The Company’s Obligations are due only to the registered Holder of this Note.

6. Notices. Any notices or other communications required or permitted to be given under the terms of this Note that must be in writing will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; (iv) upon receipt, when sent by email, provided a confirmation of receipt is emailed to sender from recipient.

7. Amendments and Waivers. Any terms of this Note may be amended, modified or waived only with the written consent of the Company and Holder.

8. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

9. Enforcement Costs. If any action be commenced to enforce this Note, or to protect the interest of Holder, there shall be added to the amount due by the Company hereunder, the amount of any and all costs and expenses incurred by Holder in connection with such action, including but not limited to attorney’s fees (collectively, “Other Fees”), together with interest thereon, which shall be payable upon demand.

10. Reporting and Other Matters. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”), pursuant to the Securities Exchange Act of 1934, as amended, for the two years preceding the date hereof and all information Holder can reasonably be expected to require to make a decision to enter into this Note is disclosed in such filings. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing or quotation of the Company Common Stock on the trading market on which the Company Common Stock is currently listed or quoted. The Company’s entering into this Note does not contravene the rules and regulations of the trading market on which the Company Common Stock is currently listed or quoted, and no approval of the stockholders of the Company is required for the Company to enter into this Note. The Company shall maintain the Common Stock’s listing or authorization for quotation (as the case may be) on the trading market on which the Company Common Stock is currently listed or quoted, or on a US market that would generally deemed to be an uplisting thereto (such as the NASDAQ or NYSE) so long as any amounts are due to Holder under this Note. Neither the Company nor any of its subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on its listed market. In the event that the Company is no longer current in its reporting obligations under the Exchange Act, then the Company, upon request by Holder, shall provide to Holder financial statements, corporate updates, and other information that will allow Holder to evaluate its investment in the Note and determine the accounting value thereof (“Valuation Information”), on a basis no less frequent than quarterly.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the Issuance Date and Holder agrees to the terms and conditions of this Note.

COMPANY:
BARFRESH FOOD GROUP, INC.,
a Delaware corporation

By:
Name:	Joseph S. Tesoriero
Its:	Chief Financial Officer